Exhibit 99

Eaton Reports Third Quarter Net Income and Operating Earnings Per Share of $3.14

Adjusted for Gain on Eaton Cummins Joint Venture, Third Quarter Net Income and Operating Earnings per Share Were $1.25, up 9 Percent over Third Quarter of 2016 and at Midpoint of Guidance Range

2017 Earnings per Share Midpoint of Guidance Affirmed, Excluding Gain on Eaton Cummins Joint Venture

DUBLIN--(BUSINESS WIRE)--October 31, 2017--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and operating earnings per share were $3.14 for the third quarter of 2017. Net income and operating earnings per share, adjusted for the gain from the formation of the Eaton Cummins Automated Transmission Technologies joint venture, were $1.25, up 9 percent over the third quarter of 2016. Net income and operating earnings per share included $0.03 negative impact from the three recent hurricanes and the earthquake in Mexico City.

The Eaton Cummins joint venture closed at the end of July. Eaton recorded a pre-tax gain of $1.077 billion, of which $533 million related to the pre-tax gain from the $600 million proceeds from the transaction and $544 million related to the company’s 50 percent investment in the joint venture being remeasured to fair value. The after-tax gain was $843 million, or $1.89 per share.

Sales in the third quarter of 2017 were $5.21 billion, up 4½ percent over the same period in 2016. The sales increase consisted of 3½ percent growth in organic sales and 1 percent increase from positive currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our third quarter net income and operating earnings per share, excluding the gain on the Eaton Cummins joint venture, were at the midpoint of our guidance range despite the impact of the recent natural disasters. Coming into the quarter, we expected organic sales would be up between 2½ and 3½ percent and currency translation would be flat. Our organic sales grew 3½ percent, the high end of our guidance range, and positive currency translation impacted sales 1 percent. Organic growth of 3½ percent exceeded the 2 percent growth rate that we experienced in both the first and second quarters of 2017.

“Segment margins in the third quarter were a record 16.4 percent,” said Arnold. “Excluding restructuring costs in the segments of $11 million in the quarter, segment margins were 16.7 percent. Segment margins excluding restructuring costs were reduced in the quarter by 0.2 percentage points due to the hurricanes and the Mexico City earthquake.

“During the quarter, we refinanced $1 billion of debt maturing in early November,” said Arnold. “We elected to take $250 million of the proceeds and put it into our U.S. qualified pension plans.

“Operating cash flow in the third quarter, excluding the $250 million pension contribution, was a quarterly record, at slightly over $1.0 billion,” said Arnold. “We continued to return substantial cash to our shareholders, repurchasing $324 million of our shares in the quarter, making our year-to-date repurchases a total of $789 million, 2.4 percent of our shares outstanding at the beginning of the year.

“For full year 2017, excluding the gain on the Eaton Cummins joint venture, we are affirming the midpoint of our guidance and narrowing our guidance range by 5 cents at the upper and lower ends of the range,” said Arnold. “As a result, we now expect net income and operating earnings per share to be between $4.55 and $4.65. This represents a 9 percent increase at the midpoint of our guidance over 2016. We anticipate net income and operating earnings per share for the fourth quarter of 2017 to be between $1.19 and $1.29.”

Business Segment Results

Sales for the Electrical Products segment were $1.9 billion, up 5 percent over the third quarter of 2016. Organic sales were up 4 percent and currency translation was positive 1 percent. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $347 million, up 5 percent over the third quarter of 2016.

“Operating margins in the third quarter were 18.7 percent, and excluding the $11 million impact from the recent natural disasters, 19.2 percent,” said Arnold. “Orders in the third quarter were up 5 percent over the third quarter of 2016, driven by growth in all regions.”

Sales for the Electrical Systems and Services segment were $1.4 billion, down 1 percent from the third quarter of 2016. Organic sales were down 2 percent while currency translation was positive 1 percent. Segment operating profits were $196 million, down 1 percent from the third quarter of 2016.

“Operating margins were 13.8 percent,” said Arnold. “Orders in the third quarter were down 1 percent from the third quarter of 2016, with a slight increase in North America more than offset by declines in EMEA and APAC. The decline in EMEA was principally due to lower large project orders from the UK and Middle East, while the decline in APAC reflects lower orders from data centers and utility markets.”

Hydraulics segment sales were $634 million, up 13 percent over the third quarter of 2016, entirely driven by organic sales growth. Operating profits in the third quarter were $80 million, an increase of 31 percent over the third quarter of 2016.

“Operating margins in the quarter were 12.6 percent, and excluding restructuring costs of $9 million, 14.0 percent,” said Arnold. “Hydraulics orders in the third quarter of 2017 were up 22 percent over the third quarter of 2016, with solid growth in all geographic regions. We continued to see order strength from both OEMs and distributors.”

Aerospace segment sales were $438 million, flat with the third quarter of 2016. Operating profits in the third quarter were $84 million, down 5 percent from the third quarter of 2016.

“Operating margins in the quarter were 19.2 percent,” said Arnold. “Orders in the quarter were up 11 percent compared to the third quarter of 2016. We saw strength across all our major end markets, with the exception of military transport and military rotorcraft.”

The Vehicle segment posted sales of $861 million, up 10 percent over the third quarter of 2016. Organic sales were up 9 percent and currency translation was positive 2 percent, partially offset by negative 1 percent impact from the formation of the Eaton Cummins joint venture. Operating profits in the third quarter were $150 million, up 23 percent over the third quarter of 2016.

“Operating margins in the quarter were 17.4 percent, and excluding restructuring costs of $2 million, 17.7 percent,” said Arnold.

“North American Class 8 truck production grew 34 percent in the third quarter compared to the third quarter of 2016,” said Arnold. “We now expect full year 2017 production to be 250,000 units.”

Eaton is a power management company with 2016 sales of $19.7 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter and full-year 2017 operating earnings and net income per share, and expected full-year NAFTA Class 8 truck production. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2017 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2017	2016	2017	2016
Net sales	$5,211	$4,987	$15,191	$14,880

Cost of products sold	3,469	3,371	10,229	10,081
Selling and administrative expense	916	853	2,703	2,642
Research and development expense	147	146	440	444
Interest expense - net	60	59	181	173
Gain on sale of business	1,077	—	1,077	—
Other expense (income) - net	5	(15)	(10)	(28)
Income before income taxes	1,691	573	2,725	1,568
Income tax expense	292	51	378	151
Net income	1,399	522	2,347	1,417
Less net (income) loss for noncontrolling interests	—	1	(1)	1
Net income attributable to Eaton ordinary shareholders	$1,399	$523	$2,346	$1,418

Net income per share attributable to Eaton ordinary shareholders
Diluted	$3.14	$1.15	$5.23	$3.09
Basic	3.16	1.15	5.26	3.10

Weighted-average number of ordinary shares outstanding
Diluted	445.2	455.6	448.3	457.9
Basic	442.6	453.9	445.9	456.5

Cash dividends declared per ordinary share	$0.60	$0.57	$1.80	$1.71

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$1,399	$523	$2,346	$1,418
Excluding acquisition integration charges (after-tax)	1	1	2	2
Operating earnings	$1,400	$524	$2,348	$1,420

Net income per share attributable to Eaton ordinary shareholders - diluted	$3.14	$1.15	$5.23	$3.09
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	—
Operating earnings per ordinary share	$3.14	$1.15	$5.23	$3.09

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2017	2016	2017	2016
Net sales
Electrical Products	$1,857	$1,767	$5,371	$5,231
Electrical Systems and Services	1,421	1,436	4,168	4,207
Hydraulics	634	562	1,854	1,702
Aerospace	438	436	1,303	1,328
Vehicle	861	786	2,495	2,412
Total net sales	$5,211	$4,987	$15,191	$14,880

Segment operating profit
Electrical Products	$346	$331	$957	$924
Electrical Systems and Services	196	197	545	534
Hydraulics	80	61	214	161
Aerospace	84	88	244	251
Vehicle	150	122	397	377
Total segment operating profit	856	799	2,357	2,247

Corporate
Amortization of intangible assets	(98)	(99)	(288)	(297)
Interest expense - net	(60)	(59)	(181)	(173)
Pension and other postretirement benefits expense	(16)	(18)	(38)	(45)
Gain on sale of business	1,077	—	1,077	—
Other corporate expense - net	(68)	(50)	(202)	(164)
Income before income taxes	1,691	573	2,725	1,568
Income tax expense	292	51	378	151
Net income	1,399	522	2,347	1,417
Less net (income) loss for noncontrolling interests	—	1	(1)	1
Net income attributable to Eaton ordinary shareholders	$1,399	$523	$2,346	$1,418

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
(In millions)
Assets
Current assets
Cash	$791	$543
Short-term investments	843	203
Accounts receivable - net	3,962	3,560
Inventory	2,457	2,254
Prepaid expenses and other current assets	396	381
Total current assets	8,449	6,941

Property, plant and equipment - net	3,486	3,443

Other noncurrent assets
Goodwill	13,545	13,201
Other intangible assets	5,354	5,514
Deferred income taxes	264	360
Other assets	1,627	960
Total assets	$32,725	$30,419

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$5	$14
Current portion of long-term debt	1,494	1,552
Accounts payable	2,039	1,718
Accrued compensation	434	379
Other current liabilities	1,928	1,822
Total current liabilities	5,900	5,485

Noncurrent liabilities
Long-term debt	7,273	6,711
Pension liabilities	1,328	1,659
Other postretirement benefits liabilities	366	368
Deferred income taxes	327	321
Other noncurrent liabilities	895	934
Total noncurrent liabilities	10,189	9,993

Shareholders’ equity
Eaton shareholders’ equity	16,593	14,897
Noncontrolling interests	43	44
Total equity	16,636	14,941
Total liabilities and equity	$32,725	$30,419

See accompanying notes.

EATON CORPORATION plc

NOTES TO THE THIRD QUARTER 2017 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, net income and operating earnings per ordinary share excluding the gain on the sale of a business, operating profit before acquisition integration charges for each business segment as well as corporate, and operating cash flows excluding a U.S. pension plan contribution, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income and operating earnings per ordinary share of $3.14 for the third quarter of 2017 were $1.25 excluding $1.89 per share impact from the gain on the sale of the business related to the Eaton Cummins Automated Transmission Technologies joint venture. For full year 2017, we are expecting net income and operating earnings per share to be between $6.44 and $6.54, and between $4.55 and $4.65 excluding $1.89 per share for the gain on the Eaton Cummins joint venture. Also during the third quarter of 2017, operating cash flows of $750 were $1,000 excluding a U.S. pension contribution of $250.

Note 2. SALE OF A BUSINESS

On July 31, 2017, Eaton sold a 50% interest in its heavy-duty and medium-duty commercial vehicle automated transmission business for $600 in cash to Cummins, Inc. The new joint venture is named Eaton Cummins Automated Transmission Technologies. The Company recognized a pre-tax gain of $1,077, of which $533 related to the pre-tax gain from the $600 proceeds from the sale and $544 related to the Company’s remaining 50% investment in the joint venture being remeasured to fair value. The after-tax gain was $843, or $1.89 per share. The fair value is based on the price paid to Eaton for the 50% interest sold to Cummins, Inc. and further supported by a discounted cash flow model. Eaton will account for its investment on the equity method of accounting.

Note 3. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended September 30
	2017	2016	2017	2016	2017	2016
Business segment
Electrical Products	$1	$1	$346	$331	$347	$332
Electrical Systems and Services	—	—	196	197	196	197
Hydraulics	—	—	80	61	80	61
Aerospace	—	—	84	88	84	88
Vehicle	—	—	150	122	150	122
Total business segments	1	1	$856	$799	$857	$800
Corporate	—	—
Total acquisition integration charges before income taxes	1	1
Income taxes	—	—
Total after income taxes	$1	$1
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Nine months ended September 30
	2017	2016	2017	2016	2017	2016
Business segment
Electrical Products	$3	$2	$957	$924	$960	$926
Electrical Systems and Services	—	1	545	534	545	535
Hydraulics	—	—	214	161	214	161
Aerospace	—	—	244	251	244	251
Vehicle	—	—	397	377	397	377
Total business segments	3	3	$2,357	$2,247	$2,360	$2,250
Corporate	—	—
Total acquisition integration charges before income taxes	3	3
Income taxes	1	1
Total after income taxes	$2	$2
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. Business segment acquisition integration charges in 2016 related to the integration of Ephesus and Oxalis Group Ltd. (Oxalis), which was acquired in 2015. The charges associated with Ephesus were included in Cost of products sold and Selling and administrative expense, while the charges associated with Oxalis were included in Cost of products sold. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Scott R. Schroeder, Media Relations, +1 440-523-5150
scottrschroeder@eaton.com
or
Don Bullock, Investor Relations, +1 440-523-5127